                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ____)


Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [   ]

Check the appropriate box:

[     ]  Preliminary Proxy Statement
[     ]  Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
[  X  ]  Definitive Proxy Statement
[     ]  Definitive Additional Materials
[     ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                         ITT EDUCATIONAL SERVICES, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[  X  ]  No fee required.
[     ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         1)  Title of each class of securities to which transaction applies:

             ----------------------------------------------------------------
         2)  Aggregate number of securities to which transaction applies:

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         3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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         4)  Proposed maximum aggregate value of transaction:

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         5)  Total fee paid:

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[     ]  Fee paid previously with preliminary materials.
[     ]  Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)  Amount Previously Paid:

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         2)  Form, Schedule or Registration Statement No.:

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



                                      1998

                                   NOTICE OF
                                 ANNUAL MEETING
                                      AND
                                PROXY STATEMENT

                         ITT EDUCATIONAL SERVICES, INC.

                        ITT EDUCATIONAL SERVICES, INC.
                      5975 CASTLE CREEK PARKWAY, N. DRIVE
                                P.O. BOX 50466
                          INDIANAPOLIS, IN 46250-0466

                                                                 April 23, 1998

Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders to be held at 10:30 a.m. on Tuesday, May 12, 1998, at The Carlton, 923 16th & K Streets, NW, Washington, D.C. 20006.

  We urge you to participate in the business of the Annual Meeting by completing and returning the enclosed proxy as promptly as possible. Your vote is important.

  The accompanying Notice of Annual Meeting and Proxy Statement provide information about the matters to be acted upon by the shareholders. The Proxy Statement also contains information about the role and responsibility of the Board of Directors and the Committees of the Board and provides important information about each nominee for election as Director.

                                          Sincerely yours,

                                          /s/ Rene R. Champagne
                                          Rene R. Champagne
                                          Chairman, President
                                           and Chief Executive Officer

                        ITT EDUCATIONAL SERVICES, INC.

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD MAY 12, 1998

  The 1998 Annual Meeting of Shareholders of ITT Educational Services, Inc. ("ESI") will be held at The Carlton, 923 16th & K Streets, NW, Washington, D.C. 20006, on Tuesday, May 12, 1998, at 10:30 a.m., local time, for the following purposes:

  1. To elect three Directors to serve until the 2001 Annual Meeting of Shareholders and until their successors are elected and have qualified.

  2. To act upon such other matters that may properly come before the meeting.

  All shareholders of record at the close of business on March 13, 1998 will be entitled to vote at the meeting.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING. WHETHER OR NOT YOU EXPECT TO BE PRESENT, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY FORM IN THE ACCOMPANYING ADDRESSED, POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                          By Order of the Board of Directors,

                                          /s/ Clark D. Elwood
                                          Clark D. Elwood
                                          Senior Vice President, General
                                           Counsel and Secretary

                                          April 23, 1998

                        ITT EDUCATIONAL SERVICES, INC.
                      5975 CASTLE CREEK PARKWAY, N. DRIVE
                                P.O. BOX 50466
                          INDIANAPOLIS, IN 46250-0466

                                PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                                 MAY 12, 1998

  This Proxy Statement and accompanying proxy are being furnished to shareholders on or about April 23, 1998, in connection with the solicitation by the Board of Directors of ITT Educational Services, Inc. ("ESI") of proxies to be voted at the 1998 Annual Meeting of Shareholders to be held at 10:30 a.m., local time, Tuesday, May 12, 1998, at The Carlton, 923 16th & K Streets, NW, Washington, D.C. 20006, for the purposes set forth in the accompanying Notice.

  The accompanying proxy represents all of the shares of ESI common stock, $0.01 par value per share (the "ESI Common Stock"), you are entitled to vote at the meeting. Each of the 26,999,952 shares of ESI Common Stock outstanding at the close of business on March 13, 1998, the record date for the meeting, are entitled to one vote at the meeting. The presence in person or by proxy of shareholders holding a majority of such shares will constitute a quorum for the transaction of business at the meeting.

  If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. The proxy may be revoked by giving written notice of revocation to ESI, executing a subsequently dated proxy that is delivered to ESI or attending the meeting and voting in person. Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder specified on the proxy, or, if no instructions are given, for the election as Directors of the nominees listed under the caption "Election of Directors." Election of Directors will be determined by the vote of the holders of a plurality of the shares voting on such election. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, neither broker non-votes nor abstentions will affect the determination of whether a nominee will be elected.

  The Board of Directors knows of no matters, other than the election of three Directors, which are to be brought before the meeting. If other matters properly come before the meeting, however, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

  Present and former officers, Directors and other employees of ESI may solicit proxies by telephone, facsimile or mail, or by meetings with shareholders or their representatives. ESI will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy material to beneficial owners. All expenses of solicitation of proxies will be borne by ESI.

  ITT Corporation, a Nevada corporation ("ITT"), beneficially owns 83.3% of the outstanding shares of ESI Common Stock. Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation formerly known as Starwood Lodging Corporation ("Starwood, Inc."), beneficially owns 100% of the outstanding shares of ITT common stock. Accordingly, ITT has sufficient shares of ESI Common Stock to elect all nominees for Director and control the outcome of any other matters that may properly come before the meeting, and Starwood, Inc. has sufficient control of ITT to dictate how ITT votes its shares of ESI Common Stock.

                             ELECTION OF DIRECTORS

  The Board of Directors of ESI currently consists of 10 Directors divided into three classes. The first and second classes contain three Directors each and the third class contains four Directors. The term of one class expires each year. Generally, each Director serves until the annual meeting of shareholders held in the year that is three years after such Director's election and thereafter until such Director's successor is elected and has qualified.

  At the meeting, three Directors are to be elected to hold office for a three-year term to expire at the 2001 Annual Meeting of Shareholders and until their successors are elected and have qualified. Unless there is a contrary indication, the persons named in the accompanying form of proxy intend to vote such proxy for the election to the Board of Directors of Rene R. Champagne, James D. Fowler, Jr. and Barry S. Sternlicht, the current Directors whose terms expire this year.

  Each of the nominees has consented to serve as a Director. If for any reason a nominee should become unable or unwilling to accept nomination or election, the persons named in the accompanying form of proxy intend to vote such proxy for the election of such other person as the Board may recommend. Alternatively, the Board may reduce the number of Directors to eliminate the vacancy.

  A brief summary of each Director's principal occupation, business affiliations and other information follows. Unless otherwise indicated, the principal occupation of each Director has been the same for the past five years. There is no family relationship between any of the Directors or executive officers of ESI. On February 25, 1998, ESI's Board of Directors elected Tony Coelho, Robin Josephs, Merrick R. Kleeman and Barry S. Sternlicht to the ESI Board upon the recommendation of Starwood, Inc. It is anticipated that ITT and ESI will enter into a Stockholder Agreement that will cover, among other things, the representation of ITT and its affiliates (the "ITT Group") on ESI's Board of Directors and the nominating committee. See "Certain Transactions--Agreements With Selling Shareholder."

NOMINEES FOR DIRECTOR

 Nominees for Term Expiring at 2001 Annual Meeting.

  Rene R. Champagne, age 56, has been Chairman of ESI since October 1994, President and Chief Executive Officer of ESI since September 1985 and a Director of ESI since October 1985.

  James D. Fowler, Jr., age 53, has served as president of Fowler & Associates, a consulting firm based in the Washington, D.C. area, since February 1996, and as executive director and administrator of the Executive Leadership Council and Foundation, a non-profit, non-partisan charitable and educational organization, since October 1997. Mr. Fowler served as director of government and community relations of ITT Corporation, formerly a Delaware corporation and now known as ITT Industries, Inc., an Indiana corporation and ITT's former parent corporation ("Old ITT"), from November 1993 through January 1996. From January 1992 to November 1993, Mr. Fowler served as executive vice president and director of product management, marketing and administration at ITT Consumer Financial Corporation, a consumer lending company and subsidiary of Old ITT. Mr. Fowler has been a Director of ESI since April 1994.

  Barry S. Sternlicht, age 37, has served as chairman of Starwood, Inc., a hotel management and operating company and the parent corporation of ITT, since 1997 and chairman and chief executive officer of Starwood Hotels & Resorts, a Maryland real estate investment trust ("Starwood Trust") since 1995. Mr. Sternlicht has also served as the general manager of Starwood Capital Group, L.L.C. ("Starwood Capital"), a real estate investment company, since 1991 and president and chief executive officer of Starwood Capital L.P., a real estate investment company, since its formation in 1991. He is also a director of Starwood, Inc. and U.S. Franchise Systems, Inc. and a trustee of Starwood Trust, Equity Residential Properties Trust and Starwood Financial Trust. Mr. Sternlicht has been a Director of ESI since February 1998.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED
ABOVE.

DIRECTORS CONTINUING IN OFFICE

 Term Expiring at 1999 Annual Meeting.

  John E. Dean, age 47, is a founding partner of the Washington, D.C. law firm Dean Blakey & Moskowitz, established July 1995. Prior to July 1995, Mr. Dean was a founding partner of the Clohan & Dean law firm, the predecessor to Dean Blakey & Moskowitz. Mr. Dean has been a Director of ESI since December 1994.

  Robin Josephs, age 38, has served as an independent advisor to various real estate entities since September 1996. Ms. Josephs served as a vice president of Goldman Sachs & Co., an investment banking firm, from September 1986 through July 1996. She is also a director of Starwood Financial Trust. Ms. Josephs has been a Director of ESI since February 1998.

  Vin Weber, age 45, is a partner at Clark & Weinstock Inc., a Washington, D.C. public relations firm. He is vice chairman and co-founder of Empower America, a public interest group. Mr. Weber is also a senior fellow at the University of Minnesota's Humphrey Institute of Public Affairs and co-director of the Institute's Policy Forum. He is also a director of Department 56, Inc., Mark Centers Trust, Inc., TCF Financial Corporation and OneLink Communications, Inc. Mr. Weber has been a Director of ESI since December 1994.

 Term Expiring at 2000 Annual Meeting.

  Rand V. Araskog, age 66, served as chairman and chief executive of ITT from December 1995, and chairman of ITT Sheraton Corporation, a hotel and gaming company, and Caesar's World, Inc., a gaming company, from December 1996, until his retirement in February 1998. ITT Sheraton Corporation and Caesar's World, Inc. are affiliates of ESI. Mr. Araskog served as chief executive of Old ITT from 1979 to December 1995, chairman of Old ITT from 1980 to December 1995 and president of Old ITT from March 1991 to December 1995. He is also a director of The Hartford Financial Services Group, Inc., ITT Industries, Inc., Alcatel Alsthom of France, Dow Jones & Company, Inc., Rayonier, Inc. and Shell Oil Company. Mr. Araskog has been a Director of ESI since April 1994.

  Tony Coelho, age 55, has served as a consultant to Tele-Communications, Inc., a cable television company, since September 1997. From October 1995 to September 1997, Mr. Coelho served as chairman and chief executive officer of ETC w/tci, Inc., an education and training technology subsidiary of Tele-Communications, Inc. From 1989 to June 1995, he served as a managing director of Wertheim Schroeder & Company, an investment banking firm. From 1990 to June 1995, Mr. Coelho also served as president and chief executive officer of Wertheim Schroeder Investment Services, an asset management company. He is also a director of Service Corporation International, Cyberonics, Inc., ICF Kaiser International, Inc., Autolend Group, Inc., TEI, Inc. and Kistler Aerospace Corporation. Mr. Coelho has been a Director of ESI since February 1998.

  Merrick R. Kleeman, age 34, has served as managing director of Starwood Capital since August 1992. He is also a director of Starwood Financial Trust. Mr. Kleeman has been a Director of ESI since February 1998.

  Leslie Lenkowsky, age 51, has been professor of philanthropic studies and public policy at Indiana University since September 1997. Dr. Lenkowsky served as president of Hudson Institute, a public policy research institute, from August 1990 through August 1997. He is also a director of American United Life Pooled Equity Fund B and American United Life American Series Fund. Dr. Lenkowsky has been a Director of ESI since December 1994.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The standing committees of the Board of Directors are the Audit and Corporate Governance Committee, the Compensation Committee and the Nominating Committee.

  The Audit and Corporate Governance Committee (a) supports the independence of ESI's independent and internal auditors and the objectivity of ESI's financial statements, (b) reviews ESI's principal policies for accounting, internal control and financial reporting, (c) reviews the annual financial statements of ESI, (d) assesses the independence of the independent auditors,
(e) recommends to the Board of Directors the engagement or discharge of the independent auditors, (f) reviews with the independent auditors the plan, scope and timing of their audit, (g) reviews the independent auditors' fees,
(h) reviews with management the independent auditors' report after completion of the audit, (i) reviews and considers major claims and litigation as well as legal, regulatory and related governmental policy matters affecting ESI, (j) reviews and approves management policies and programs relating to compliance with legal and regulatory requirements, business integrity and ethics, conflicts of interest and environmental matters and (k) reviews and defines ESI's social responsibilities, including issues of significance to ESI, its shareholders, employees and customers. The Audit and Corporate Governance Committee was created on September 26, 1997 when the Board of Directors amended the By-Laws to combine the Audit Committee and the Legal and Public Affairs Committee into one standing Board committee. The Audit and Corporate Governance Committee held one meeting during 1997, the former Audit Committee held three meetings during 1997 and the former Legal and Public Affairs Committee held two meetings during 1997. The members of the Audit and Corporate Governance Committee are John E. Dean, Robin Josephs, Leslie Lenkowsky and Vin Weber.

  The Compensation Committee (a) reviews and makes recommendations to the Board of Directors with respect to the direct and indirect compensation and employee benefits of the Chairman and other elected officers of ESI, (b) reviews, administers and makes recommendations to the Board of Directors with respect to any incentive plans and bonus plans that include elected officers,
(c) reviews ESI's policies relating to the compensation of senior management and other employees, (d) reviews management's long-range planning for executive development and succession, (e) establishes and periodically reviews policies on perquisites and (f) performs certain other review functions relating to management compensation and employee relations policies. The Compensation Committee held two meetings during 1997. The members of the Compensation Committee are John E. Dean, James D. Fowler, Jr., Merrick R. Kleeman and Barry S. Sternlicht.

  The Nominating Committee (a) makes recommendations concerning the organization, size and composition of the Board of Directors and its standing committees, (b) proposes nominees for election to the Board and its standing committees and (c) considers the qualifications, compensation and retirement of Directors. The Nominating Committee held one meeting during 1997. The members of the Nominating Committee are Rand V. Araskog, Tony Coelho, Robin Josephs and Vin Weber. In considering persons to nominate for election as Directors, the Nominating Committee will entertain recommendations from shareholders that are submitted in writing to ESI in accordance with the procedures set forth in the By-Laws.

  During 1997, there were six regular meetings and no special meetings of the Board of Directors. Each of the Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the standing Board committees on which he or she served, except for Rand V. Araskog and Vin Weber who attended 63% and 67% of such meetings, respectively.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the executive officers and Directors of ESI, and persons who own more than 10% of ESI Common Stock, to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish ESI with copies of all Section 16(a) forms they file.

  Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, ESI believes that, during 1997, all of its executive officers, Directors and greater than 10% shareholders complied with all applicable filing requirements.

                              EXECUTIVE OFFICERS

             NAME        AGE                      POSITION
             ----        ---                      --------
      Rene R. Champagne  56  Chairman, President and Chief Executive Officer
      Gene A. Baugh      55  Senior Vice President and Chief Financial Officer
      Clark D. Elwood    37  Senior Vice President,
                              General Counsel and
                              Secretary
      Edward G. Hartigan 58  Senior Vice President
      Thomas W. Lauer    51  Senior Vice President

  Rene R. Champagne has served as Chairman of ESI since October 1994, President and Chief Executive Officer of ESI since September 1985 and a Director of ESI since October 1985.

  Gene A. Baugh has served as Chief Financial Officer of ESI since December 1996 and Senior Vice President of ESI since January 1993. From 1981 through November 1996 he served as Treasurer and Controller of ESI.

  Clark D. Elwood has served as Senior Vice President of ESI since December 1996, Secretary of ESI since October 1992 and General Counsel of ESI since May 1991. From January 1993 through November 1996, he served as Vice President of ESI.

  Edward G. Hartigan has served as Senior Vice President of ESI since January 1993.

  Thomas W. Lauer has served as Senior Vice President of ESI since January
1993.

               COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid or accrued during each of the last three fiscal years to ESI's Chief Executive Officer and each of ESI's four other most highly compensated executive officers, based on salary and bonus earned during the 1997 fiscal year (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                      LONG-TERM
                                                    COMPENSATION
                                                ---------------------
                                   ANNUAL
                                COMPENSATION      AWARDS    PAYOUTS
                              ----------------- ---------- ----------
                                                SECURITIES
NAME AND PRINCIPAL                              UNDERLYING    LTIP       ALL OTHER
POSITION                 YEAR  SALARY  BONUS(1) OPTIONS(2) PAYOUTS(3) COMPENSATION(4)
------------------       ---- -------- -------- ---------- ---------- ---------------
Rene R. Champagne....... 1997 $275,000 $175,000   45,000    $      0      $ 5,675
 Chairman, President and 1996  225,000  150,000   33,750     400,000        7,875
 Chief Executive Officer 1995  217,725  100,000        0           0       35,393
Thomas W. Lauer......... 1997  161,833   80,000   18,750           0        5,266
 Senior Vice President   1996  148,758   82,000   11,250     140,000        4,746
                         1995  144,556   52,000        0           0       27,419
Gene A. Baugh........... 1997  150,877   80,000   18,750           0        5,162
 Senior Vice President   1996  144,280   80,600   11,250     140,000        4,680
 and Chief Financial
  Officer                1995  137,793   50,000        0           0       25,342
Edward G. Hartigan...... 1997  145,418   60,000   18,750           0        5,090
 Senior Vice President   1996  136,593   70,200   11,250     140,000        4,574
                         1995  133,770   46,500        0           0       25,024
Clark D. Elwood......... 1997  124,000   63,000   18,750           0        4,299
 Senior Vice President,  1996  110,000   56,500        0           0        3,850
 General Counsel and
  Secretary              1995   96,486   33,000   22,500           0       16,394

--------
(1) Amounts shown represent bonus compensation accrued in the stated year and paid in the subsequent year, except the amount shown for 1997 was accrued in 1997 and paid in November 1997.
(2) Stock options relate solely to shares of ESI Common Stock and reflect adjustments made to such options in connection with the April and November 1996 three-for-two stock splits. None of the Named Executive Officers have received any SARs or restricted stock from ESI, Old ITT, ITT, Starwood, Inc. or Starwood Trust.
(3) Amounts shown have been earned under the Old ITT Long-Term Performance
    Plan.
(4) Amounts shown represent employer contributions under The ITT 401k Retirement Savings Plan (formerly known as the "ITT Investment and Savings Plan"), which is a defined contribution plan. Under this plan, ESI makes a non-matching contribution equal to 1% of an employee's salary, and ESI makes matching contributions in an amount equal to 50% of the employee's contribution, such matching contribution not to exceed 2.5% of such employee's salary. Prior to December 19, 1995, the matching contributions were in the form of Old ITT common stock. From December 19, 1995 until February 23, 1998, all matching contributions were in the form of Old ITT common stock. From December 19, 1995 until February 23, 1998, all matching contributions were in the form of ITT common stock. All matching contributions after February 23, 1998 are in the form of paired shares of Starwood, Inc. common stock and Starwood Trust beneficial interest (collectively, the "Paired Shares"). Prior to July 1995, ESI's 0.5% non-matching contributions were in the form of Old ITT ESOP preferred stock. From July 1995 until December 19, 1995, the non-matching contributions were in the form of Old ITT common stock. From December 19, 1995 until February 23, 1998, all non-matching contributions were in the form of ITT common stock. All non-matching contributions after February 23, 1998 are in the form of Paired Shares. The designation of shares to cover ESI's matching and non-matching contributions in 1995 resulted in a pro rata allocation to all plan participants in that year which was greater than ESI's obligatory contribution. In addition, the termination of the ESOP portion of the plan in July 1995 resulted in a proportionate 1995 allocation to all plan participants which was substantially greater than ESI's 0.5% non-matching contribution rate at the time.

COMPENSATION OF DIRECTORS

  No Director who is an employee of ESI, Starwood, Inc., Starwood Trust or any of their respective affiliates is compensated for service as a member of the Board of Directors or any committee of the Board of Directors. Compensation for non-employee Directors consists of an annual retainer of $18,000, a $750 fee for each Board meeting attended and a $500 fee for each committee meeting attended. Directors are reimbursed for reasonable, out-of-pocket travel expenses incurred on behalf of ESI.

STOCK OPTIONS

  1994 Stock Plan. The ITT Educational Services, Inc. 1994 Stock Option Plan (the "1994 Stock Plan"), which became effective on December 27, 1994, provides for awards of nonqualified stock options to key employees of ESI. An aggregate of 405,000 shares (as adjusted for the April and November 1996 three-for-two stock splits) of ESI Common Stock are subject to the 1994 Stock Plan (subject to further adjustment in certain events). The 1994 Stock Plan will expire on December 29, 2004.

  The 1994 Stock Plan is administered by the Compensation Committee. Subject to the limitations set forth in the 1994 Stock Plan, the Compensation Committee has the authority to select the persons to whom awards will be made, to designate the number of shares to be covered by each award, to establish vesting schedules and, subject to certain restrictions, to specify other terms of the awards, including the status of awards subsequent to the termination of a participant's employment with ESI. Awards of options as to which restrictions have not lapsed are not transferable other than by will or pursuant to the laws of descent and distribution.

  The exercise price of a stock option awarded under the 1994 Stock Plan may not be less than 100% of the fair market value of the ESI Common Stock on the date of grant. No option may be exercised prior to one year after the date of the grant. Subject to the discretion of the Compensation Committee, options granted under the 1994 Stock Plan will generally expire upon the termination of an employee's employment other than by reason of an employee's death, disability or retirement. Notwithstanding the foregoing, the Compensation Committee has the authority to establish different terms and conditions relating to the exercise of an option subsequent to the termination of a participant's employment. The maximum term of options awarded under the 1994 Stock Plan will be ten years and two days from the date of grant. ESI Common Stock issued upon the exercise of options under the 1994 Stock Plan may be made available from treasury shares or authorized but unissued shares.

  No individual may receive options for more than 67,500 shares of ESI Common Stock under the 1994 Stock Plan in any given calendar year. The option price may be paid (a) by check, (b) in ESI Common Stock, (c) through a simultaneous sale through a broker of ESI Common Stock acquired upon the exercise of the option or (d) by any combination of the foregoing.

  During 1997, the Compensation Committee granted nonqualified stock options under the 1994 Stock Plan to purchase an aggregate of 120,000 shares of ESI Common Stock to the Named Executive Officers at an exercise price of $24.250 per share. A total of 26,250 nonqualified stock options were granted to other ESI officers in 1997 under the 1994 Stock Plan at the same exercise price. No other options were granted in 1997 under the 1994 Stock Plan.

  1997 Stock Plan. The 1997 ITT Educational Services, Inc. Incentive Stock Plan (the "1997 Stock Plan"), which became effective on May 13, 1997, provides for the grant of stock options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). It also provides for the grant of nonqualified stock options, SARs, performance shares and restricted stock, or any combination of the foregoing, as the Compensation Committee may determine, as well as substitute stock options, stock appreciation rights and restricted stock (collectively, including incentive stock options, "Awards"). The 1997 Stock Plan will expire on May 15, 2007.

  Recipients of Awards under the 1997 Stock Plan must be, or have been at the time of grant, key employees (including any officer or director who is also an employee) whose responsibilities and decisions directly affect the performance of ESI or any subsidiary or other affiliate of ESI. ESI presently has approximately 100 employees who fall within the category of key employees and may be considered for Awards under the 1997 Stock Plan.

  The 1997 Stock Plan contains a formula for establishing an annual limit on the number of shares which may be awarded (or with respect to which non-stock Awards may be made) in any given calendar year (the "Annual Limit"). The Annual Limit formula is expressed as a percentage of the total issued and outstanding ESI Common Stock as of the year end immediately preceding the year of the Awards (the "Plan Year"). Under the Annual Limit formula, the maximum number of shares of ESI Common Stock for which Awards may be granted in each Plan Year shall be 1.5% of the total of the issued and outstanding shares of ESI Common Stock as reported in the Annual Report on Form 10-K of ESI for the fiscal year ending immediately prior to any Plan Year. Any unused portion of the Annual Limit for any Plan Year shall be carried forward and be made available for Awards in succeeding Plan Years. In addition to the foregoing, in no event shall more than 4,050,000 shares of ESI Common Stock be cumulatively available for Awards of incentive stock options under the 1997 Stock Plan (subject to adjustments in certain events), and provided further, that no more than 20% of the total number of shares available on a cumulative basis shall be available for restricted stock and performance share Awards. For any Plan Year, no individual employee may receive stock options for more than 67,500 shares. Until such time as ITT, in a transaction or series of transactions approved by the ITT board of directors, ceases to own at least 80.1% of the issued and outstanding ESI Common Stock, in no event shall the number of shares of ESI Common Stock available for Awards under the 1997 Stock Plan be equal to or greater than a number which could cause ITT to own less than 80.1% of the issued and outstanding ESI Common Stock. Subject to the above limitations, shares of ESI Common Stock issued under the 1997 Stock Plan may be made available from the authorized but unissued ESI Common Stock, from treasury stock or from shares purchased on the open market.

  The Compensation Committee administers the 1997 Stock Plan, including, but not limited to, making determinations with respect to the designation of those employees who shall receive Awards, the number of shares to be covered by options, SARs and restricted stock awards, the exercise price of options (which may not be less than 100% of the fair market value of ESI Common Stock on the date of grant), other option terms and conditions and the number of performance shares to be granted and the applicable performance objectives. The Compensation Committee may impose such additional terms and conditions on an Award as it deems advisable.

  Incentive stock options and related SARs under the 1997 Stock Plan must expire within ten years after grant; nonqualified stock options and related SARs will expire not more than ten years and two days after grant. The aggregate fair market value (determined on the date of grant) of the shares subject to incentive stock options that become exercisable for the first time by an employee in any calendar year may not exceed $100,000. No SAR may be exercised until at least six months after it is granted. The exercise price for options and SARs must be at least equal to the fair market value of the ESI Common Stock on the date of grant. The exercise price for options must be paid to ESI at the time of exercise and, in the discretion of the Compensation Committee, may be paid in the form of cash or already-owned shares of ESI Common Stock or a combination thereof. During the lifetime of an employee, an option may be exercised only by the individual (or his or her estate or designated beneficiary), no later than three months after his or her termination of employment (or for longer periods as determined by the Compensation Committee if termination is caused by retirement, total disability or death, but in no event later than the expiration of the original term of the option). If an optionee voluntarily resigns or is terminated for cause, the options and SARs are canceled immediately.

  Performance shares under the 1997 Stock Plan are contingent rights to receive future payments based on the achievement of individual or company performance objectives as prescribed by the Compensation Committee. The maximum number of performance shares that may be granted to any individual employee in any given year is 100,000. The amounts paid will be based on actual performance over a period from two to five years, as determined by the Compensation Committee, using one or more of the following objective criteria, as it deems appropriate: earnings per share, return on equity, cash flow or total shareholder return of ESI. Payments may be made in the form of shares of ESI Common Stock, cash or a combination of ESI Common Stock and cash. The ultimate payments are determined by the number of shares earned and the price of ESI Common Stock at the end of the performance period. In the event an employee terminates employment during such a performance period, the employee will forfeit any right to payment. In the case of retirement, total disability, death or cases of special circumstances, however, the employee may, in the discretion of the Compensation Committee, be entitled to an Award prorated for the portion of the performance period during which he or she was employed by ESI.

  Restricted shares of ESI Common Stock awarded under the 1997 Stock Plan will be issued subject to a restriction period set by the Compensation Committee during which time the shares may not be sold, transferred, assigned or pledged. In the event an employee terminates employment during a restriction period, all such shares still subject to restrictions will be forfeited by the employee and reacquired by ESI. The Compensation Committee may provide for the lapse of restrictions in installments where deemed appropriate and it may also require the achievement of predetermined performance objectives in order for such shares to vest. The recipient, as owner of the awarded shares, shall have all other rights of a shareholder, including the right to vote the shares and receive dividends and other distributions during the restriction period. The restrictions may be waived, in the discretion of the Compensation Committee, in the event of the awardee's retirement, total disability, death or in cases of special circumstances.

  During 1997, the Compensation Committee did not make any Awards under the 1997 Stock Plan.

  OPTION GRANTS IN LAST FISCAL YEAR. The following table sets forth information with respect to nonqualified stock options granted by ESI under the 1994 Stock Plan to the Named Executive Officers during 1997. No stock options were granted under the 1997 Stock Plan during 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL
                                                                                REALIZABLE VALUE AT
                                                                                      ASSUMED
                                                                                  ANNUAL RATES OF
                                                                                    STOCK PRICE
                                                                                 APPRECIATION FOR
                                           INDIVIDUAL GRANTS                      OPTION TERM(3)
                         ------------------------------------------------------ -------------------
                          NUMBER OF      % OF
                         SECURITIES  TOTAL OPTIONS
                         UNDERLYING   GRANTED TO
                           OPTIONS   EMPLOYEES IN                    EXPIRATION
NAME                      GRANTED(1)  FISCAL YEAR  EXERCISE PRICE(2)    DATE       5%       10%
----                     ----------- ------------- ----------------- ---------- -------- ----------
Rene R. Champagne.......   45,000       30.77%          $24.250       2/12/07   $686,295 $1,739,160
Thomas W. Lauer.........   18,750       12.82%           24.250       2/12/07    285,956    724,650
Gene A. Baugh...........   18,750       12.82%           24.250       2/12/07    285,956    724,650
Edward G. Hartigan......   18,750       12.82%           24.250       2/12/07    285,956    724,650
Clark D. Elwood.........   18,750       12.82%           24.250       2/12/07    285,956    724,650

--------
(1) Numbers shown represent nonqualified stock options to purchase ESI Common Stock.
(2) Nonqualified stock options granted at 100% of the fair market value of ESI Common Stock on the date of grant. The options granted are exercisable in thirds on February 10 of each of the years 1998, 1999 and 2000.

(3) The amounts shown are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of ESI's stock price. ESI did not use an alternative formula for a grant date valuation, as ESI is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. At the end of the term of the options granted on February 10, 1997, the projected price per share of ESI Common Stock would be $39.501 and $62.898 at an assumed annual appreciation rate of 5% and 10%, respectively.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES. The following table sets forth information with respect to the exercise of options to purchase ESI Common Stock by the Named Executive Officers during 1997.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                               OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
                           SHARES                        END              AT FISCAL YEAR-END(1)
                          ACQUIRED    VALUE   ------------------------- -------------------------
          NAME           ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Rene R. Champagne.......       0       $ 0      78,750       67,500     $1,322,691    $233,269
Thomas W. Lauer.........       0         0      26,250       26,250        440,897      77,756
Gene A. Baugh...........       0         0      26,250       26,250        440,897      77,756
Edward G. Hartigan......       0         0      26,250       26,250        440,897      77,756
Clark D. Elwood.........       0         0      15,000       26,250        201,353     100,676

--------
(1) The closing price for ESI Common Stock on the New York Stock Exchange on December 31, 1997 was $22.3125. Value is calculated on the basis of the difference between the option exercise price and $22.3125, multiplied by the number of "In-the-Money" shares of ESI Common Stock underlying the option.

  The following table sets forth information with respect to the exercise of options to purchase ITT common stock by the Named Executive Officers during 1997.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                NUMBER OF SECURITIES
                                               UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                               OPTIONS AT FISCAL YEAR-    IN-THE-MONEY OPTIONS
                           SHARES                        END               AT FISCAL YEAR-END
                          ACQUIRED    VALUE   ------------------------- -------------------------
          NAME           ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ----------- -------- ----------- ------------- ----------- -------------
Rene R. Champagne.......   17,409    $551,545       0            0          $ 0          $ 0
Thomas W. Lauer.........    3,918     109,534       0            0            0            0
Gene A. Baugh...........    3,918     109,293       0            0            0            0
Edward G. Hartigan......    3,918     106,599       0            0            0            0
Clark D. Elwood.........    2,611      72,344       0            0            0            0

SEVERANCE PAY PLAN

  None of the Named Executive Officers has an employment contract with ESI.

  Rene R. Champagne is a participant in ITT's Senior Executive Severance Pay Plan (the "Severance Plan"). Under this plan, Mr. Champagne will be entitled to severance benefits, unless Mr. Champagne's employment is terminated by ESI:
(a) for cause; (b) on or after his normal retirement date; or (c) as a result of (i) acceptance of employment, or refusal of comparable employment, with a purchaser of ESI, (ii) voluntary resignation, (iii) voluntary retirement, (iv) failure to return from an approved leave of absence (including a medical leave of absence), (v) death or (vi) disability. The severance benefits include: (a) severance pay in an amount equal to the lower of (i) 24 months' base salary, (ii) base salary for the number of months remaining between the termination of employment and his normal retirement date or (iii) two times his total annual compensation during the year immediately preceding his termination; and (b) continued participation in ESI's employee benefit plans (except for any short-term or long-term disability plans, the business travel accident plan and any new employee benefit plan or any improvement to any existing employee benefit plan adopted by ESI after his termination) during the period he receives severance pay.

  The Severance Plan includes offset provisions for other compensation from ESI and requirements on the part of executives, including Mr. Champagne, with respect to non-competition and compliance with ITT's Code of Corporate Conduct. While severance payments would ordinarily be made monthly over the scheduled term of such payments, ESI has the option to make such payments in the form of a single lump-sum payment discounted to present value.

PENSION PLAN

  The Retirement Plan for Salaried Employees of ITT Corporation (the "Pension Plan") covers substantially all eligible salaried employees of ESI, including executive officers of ESI. The cost of the Pension Plan for ESI employees is borne entirely by ESI. Annual amounts of normal retirement pension commencing at age 65 based on average final compensation and benefit service, but before Social Security reductions and subject to the offset described below, are illustrated in the following table.

                              PENSION PLAN TABLE

                                             YEARS OF SERVICE
                           -----------------------------------------------------
REMUNERATION                  15       20       25       30       35       40
------------               -------- -------- -------- -------- -------- --------
$ 50,000.................. $ 15,000 $ 20,000 $ 25,000 $ 28,750 $ 32,500 $ 36,250
 100,000..................   30,000   40,000   50,000   57,500   65,000   72,500
 200,000..................   60,000   80,000  100,000  115,000  130,000  145,000
 300,000..................   90,000  120,000  150,000  172,500  195,000  217,500
 400,000..................  120,000  160,000  200,000  230,000  260,000  290,000
 500,000..................  150,000  200,000  250,000  287,500  325,000  362,500

  The annual pension amounts to 2% of a member's average final compensation (as defined below) for each of the first 25 years of benefit service, plus 1.5% of a member's average final compensation for each of the next 15 years of benefit service, reduced by 1.25% of the member's primary Social Security benefit for each year of benefit service to a maximum of 40 years; provided that no more than 50% of the member's primary Social Security benefit is used for such reduction. A member's average final compensation (including salary plus approved bonus payments) is defined under the Pension Plan as the total of (a) a member's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average, plus (b) a member's average annual compensation not including base salary for the five calendar years of the member's last 120 consecutive calendar months of eligibility service affording the highest such average. The amounts shown under "Salary" and "Bonus" in the Summary Compensation Table comprise the compensation which is used for purposes of determining "average final compensation" under the Pension Plan. The Pension Plan also provides for undiscounted early retirement pensions for members who retire at or after age 60 following completion of 15 years of eligibility service. A member is vested in benefits accrued under the Pension Plan upon completion of five years of eligibility service. Prior to December 19, 1995, ESI participated in the Retirement Plan for Salaried Employees of Old ITT ("Old Pension Plan"). The terms of the Old Pension Plan were substantially identical to the terms of the Pension Plan. The Old Pension Plan remained with Old ITT following the division of Old ITT's businesses among itself and two of its wholly owned subsidiaries (including ITT) and the distribution of all the outstanding common stock of ITT and the other subsidiary to the shareholders of Old ITT, which occurred on December 19, 1995. Old ITT is responsible for administering the benefits under the Old Pension Plan with respect to its own employees as well as ESI retirees. As sponsor of the Old Pension Plan, Old ITT will be responsible for all benefits accrued thereunder. To the extent the assets in the Old Pension Plan are insufficient to satisfy the benefit liabilities thereunder, Old ITT will be responsible, in accordance with applicable law, for satisfying those liabilities with its own assets. The Pension Plan recognizes service with other companies that were part of Old ITT prior to December 19, 1995 for eligibility, vesting and benefit accrual purposes and further provides for an offset of any benefit payable from any retirement plan of such companies covering the same period of service.

  Federal legislation limits the amount of benefits that can be paid and compensation that may be recognized under a tax-qualified retirement plan. ITT has adopted a non-qualified unfunded retirement plan ("Excess Pension Plan") for payment of those benefits at retirement that cannot be paid from the qualified Pension Plan. The practical effect of the Excess Pension Plan is to continue calculation of retirement benefits to all employees on a uniform basis. Benefits for ESI employees under the Excess Pension Plan will generally be paid directly by ESI. Any "excess" benefit accrued to any such employee will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the Excess Pension Plan). The approval by ITT's shareholders on February 12, 1998 of the merger transaction between ITT and Starwood, Inc. constituted a change in corporate control as defined in the Excess Pension Plan, which resulted in a distribution of all of the assets of the Excess Pension Plan to the participants.

  Respective years of benefit service under the Pension Plan, through December 31, 1997, are as follows: Mr. Baugh--20.15; Mr. Champagne--12.25; Mr. Elwood-- 13.57; Mr. Hartigan--10.93; and Mr. Lauer--29.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1997, the members of the Compensation Committee (the "Committee") were Bette B. Anderson, Rand V. Araskog and Margita E. White. Except for Rand
V. Araskog, none of the Committee members during 1997 were involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as an officer or employee of ESI. Prior to February 24, 1998, Mr. Araskog was an executive officer of ITT, which has provided certain administrative, financial, treasury, accounting, tax and other services to ESI and has made available certain of its employee benefit plans to ESI's employees. ITT and ESI have also been parties to a number of intercompany agreements covering matters such as corporate governance, tax sharing arrangements, the use of the "ITT" name and registration rights. See "Certain Transactions."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  This report sets forth the executive compensation policies of the Committee with respect to ESI's executive officers in general and the rationale for the specific decisions affecting the 1997 compensation of Mr. Champagne, ESI's Chief Executive Officer. This report also discusses the relationship between the compensation of the Named Executive Officers and the performance of ESI.

  The Committee reviewed the compensation policies adopted and followed by the Committee with respect to all of ESI's executive officers and confirmed the guiding principles contained therein that executive officer compensation must be related to ESI's performance and must emphasize increasing shareholder value. The Committee also determined that the general components of the compensation policies pertaining to ESI executive officers (i.e., salaries, bonuses, long-term incentives and employee benefits) are sufficiently tied to ESI's performance.

  The Committee determined that ESI's continued success is due in part to its skilled executives. In setting and administering ESI's compensation policies and programs, the Committee considers compensation provided to executives of corporations similar to ESI in terms of assets, sales, revenues and earnings. ESI's executive compensation programs are designed to attract, reward and retain skilled executives and to provide incentives which vary upon the attainment of short-term operating performance objectives and long-term performance goals. The main objective is to provide ESI executives with incentives directly linked to the creation of shareholder value.

  THE COMMITTEE'S ROLE. The Committee is responsible for the administration of the executive compensation program and reviews all proposed new or amended employee benefit plans. During 1997, the Committee was composed of Bette B. Anderson, Rand V. Araskog and Margita E. White, none of whom was eligible to participate in any of the plans which make up ESI's executive compensation program. As of February 23, 1998, Bette B. Anderson and Margita E. White resigned from the Board of Directors and no longer serve on the Committee. Rand V. Araskog is no longer a member of the Committee, but remains a Director of ESI and participated in the deliberations concerning compensation reported in 1997. The Committee is currently composed of four Directors, John E. Dean, James D. Fowler, Jr., Merrick R. Kleeman and Barry S. Sternlicht, none of whom participated in the deliberations concerning compensation reported in 1997. As a result, this report is being published over the name of Mr. Araskog only.

  The Committee may select consultants from nationally recognized independent compensation and benefits consulting firms to provide expert advice on any aspect of the ESI executive compensation program. The Committee may request written reports or hold private meetings with such consultants in order to obtain independent opinions on compensation proposals. The Committee has met, and will continue to meet, in executive sessions which are not attended by any ESI executives or managers. The Committee regularly reports its activities to the Board of Directors.

  PERFORMANCE EVALUATION. The Committee met in executive session in December 1997 to review the overall performance of the Chief Executive Officer, particularly with respect to ESI's long range strategies and the achievement of both financial and non-financial objectives. Paramount consideration was given to the Chief Executive Officer's role in building shareholder value and improving the return on the shareholders' investment.

  THE COMPENSATION PROGRAM. The compensation program for ESI executives presently consists of base salary, annual incentive bonus, long-term incentives and employee benefits. It remains the intent of the Committee that incentives based on long-term performance should be the major component in the pay package for senior executives. Discussed below is each element of the compensation program.

  Base Salary. Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Salaries provide a necessary element of stability in the total pay program and, as such, are not subject to significant variability. Salary increases are based primarily on merit. During 1997, ESI executive salaries were evaluated in relation to a competitive annualized merit increase guideline of 4.5% for expected levels of individual performance. Actual increases can vary from the guideline depending primarily on individual performance.

  The Committee authorized a salary increase for Mr. Champagne effective January 1, 1998 of $40,000, bringing his annual salary to $315,000. This merit increase, which followed a 12-month interval since his last salary review, was equivalent to 14.5% on an annualized basis and was based on an evaluation of his performance during the measurement period and a comparison of the base salaries of the chief executive officers of companies similar in size to ESI in terms of assets, sales, revenues and earnings.

  Among the other named officers, Mr. Lauer's annual salary was increased effective May 1, 1997 to $168,200, an increase of $19,100 or 12.8% after 15 months (10.2% on an annual basis). Mr. Baugh's annual salary was increased effective September 1, 1997 to $159,570, an increase of $13,040 or 8.9% after 15 months (7.1% on an annual basis). Mr. Hartigan's annual salary was increased effective February 1, 1997 to $146,200, an increase of $9,380 or 6.9% after 12 months. Mr. Elwood's annual salary was increased effective January 1, 1997 to $124,000, an increase of $14,000 or 12.7% after 12 months.

  Annual Incentive Bonus. The amounts of annual bonus awards are based on corporate financial performance for the year compared to an annual performance goal established at the beginning of the year. For 1997, such performance goal was 1997 earnings before interest, taxes, depreciation and amortization compared to 1996 earnings before interest, taxes, depreciation and amortization. This formula generated a performance factor of 155%.

  Mr. Champagne was awarded a bonus of $175,000 for 1997. This amount was $17,200 higher than the formula-based target award.

  Stock Option Awards. Stock option awards provide long-term incentives which are directly related to the performance of ESI Common Stock. Options generally have ten-year terms and closely align the executive's interests with those of other shareholders.

  In order to create performance incentives and promote equity ownership in ESI by certain officers, stock options were granted on February 10, 1997 under the 1994 Stock Plan to seven officers of ESI at an option exercise price of $24.250 per share.

  Employee Benefits. Executives also participate in ESI's broad-based employee benefits program which includes a pension program, an investment and savings plan, group medical and dental coverage and other benefit plans.

  DISCUSSION OF THE COMMITTEE'S POLICY REGARDING QUALIFYING COMPENSATION FOR DEDUCTIBILITY UNDER SECTION 162(M) OF THE INTERNAL REVENUE CODE. Tax legislation known as the Omnibus Budget Reconciliation Act of 1993 ("OBRA") created a new Code subsection 162(m), under which the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly held corporation is limited to no more than $1 million per year for taxable years on or after January l, 1994. Certain types of compensation are exempted from this deduction limitation, including payments subject to: (a) the attainment of an objective performance goal or goals; (b) an outside director requirement; and (c) a shareholder approval requirement.

  It is the policy of the Committee to establish a competitive executive compensation program and to design and administer incentive plans which relate rewards directly to ESI's overall performance and the individual executive's specific contribution.

  In light of OBRA, it is the policy of the Committee to modify where necessary the executive compensation plans so as to maximize the tax deductibility of compensation paid to its executive officers, and the Committee does not anticipate paying any compensation in 1998 that is not fully tax deductible. Accordingly, the 1994 Stock Plan and 1997 Stock Plan each include a fixed limit on the number of options that may be granted to any individual in any given year. Any future gains that may be realized upon the exercise of stock options granted under the 1994 Stock Plan or the 1997 Stock Plan will qualify as "performance-based compensation" and will be fully deductible by ESI.

This report is furnished by:

                                          COMPENSATION COMMITTEE
                                           RAND V. ARASKOG

PERFORMANCE GRAPH

  The performance graph set forth below compares the cumulative total shareholder return on ESI Common Stock with the S&P 500 Index and an Industry Group Index for the period from December 20, 1994 through December 31, 1997. The industry group consists of the following companies selected on the basis of the similar nature of their business: DeVry, Inc., Sylvan Learning Systems, Inc. and The Tesseract Group, Inc. (formerly known as Education Alternatives, Inc.). ESI believes that, including itself, these companies represent a significant portion of the market value of publicly traded companies whose primary business is education. ESI Common Stock commenced trading on the New York Stock Exchange on December 20, 1994.

                            CUMULATIVE TOTAL RETURN
           (BASED ON $100 INVESTED ON DECEMBER 20, 1994 AND ASSUMES
                      THE REINVESTMENT OF ALL DIVIDENDS)

                              [PERFORMANCE GRAPH]

                                    12/20/94 12/31/94 12/31/95 12/31/96 12/31/97
                                    -------- -------- -------- -------- --------
ESI................................  100.00   101.25   246.25   519.79   501.53
Industry Group Index...............  100.00   103.71   140.49   225.46   303.73
S&P 500 Index......................  100.00   100.00   137.58   169.17   225.61

  Notwithstanding anything to the contrary set forth in any of ESI's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the preceding Compensation Committee Report on Executive Compensation and the stock price Performance Graph shall not be incorporated by reference in any such filings.

                             INDEPENDENT AUDITORS

  In accordance with the recommendation of the Audit and Corporate Governance Committee, the Board of Directors has reappointed Price Waterhouse LLP as independent auditors of ESI for 1998. A representative of Price Waterhouse LLP will attend the meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions. The Board of Directors reserves the right to replace the auditors at any time upon the recommendation of the Audit and Corporate Governance Committee.

                              SECURITY OWNERSHIP

  The following table sets forth, as of February 25, 1998, the number of shares of ESI Common Stock owned by any person (including any group) known by management to beneficially own more than 5% of ESI Common Stock. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                                              ESI COMMON STOCK
                                                            --------------------
                                                             NUMBER OF
                                                               SHARES    PERCENT
      NAME AND ADDRESS                                      BENEFICIALLY   OF
      OF BENEFICIAL OWNER                                      OWNED      CLASS
      -------------------                                   ------------ -------
      Starwood Hotels & Resorts Worldwide, Inc.(1).........  22,500,000   83.3%
       2231 E. Camelback Road
       Suite 400
       Phoenix, AZ 85016

--------
(1) The shares are held of record by ITT, a wholly owned subsidiary of Starwood, Inc.

  The following table sets forth, as of February 25, 1998, the number of shares of ESI Common Stock and the number of Paired Shares owned by each Director, by each of the Named Executive Officers, and by all current Directors and executive officers of ESI as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                                          STARWOOD, INC. AND
                                                            STARWOOD TRUST
                                     ESI COMMON STOCK       PAIRED SHARES
                                   --------------------- -----------------------
                                    NUMBER OF             NUMBER OF
                                      SHARES     PERCENT    SHARES       PERCENT
      NAME OF                      BENEFICIALLY    OF    BENEFICIALLY      OF
      BENEFICIAL OWNER               OWNED(1)     CLASS    OWNED(1)       CLASS
      ----------------             ------------  ------- ------------    -------
      Rene R. Champagne...........   127,500(2)      *        19,721(10)     *
      Gene A. Baugh...............    41,875(3)      *        10,671(11)     *
      Clark D. Elwood.............    21,850(4)      *         2,602(12)     *
      Edward G. Hartigan..........    37,825(5)      *         1,606(13)     *
      Thomas W. Lauer.............    40,450(6)      *         5,638(14)     *
      Rand V. Araskog.............    40,000(7)      *     1,584,356(15)     *
      Tony Coelho.................         0         *             0         *
      John E. Dean................     1,875(8)      *           154         *
      James D. Fowler, Jr.........     3,750         *         1,891(16)     *
      Robin Josephs...............         0         *         1,000         *
      Merrick R. Kleeman..........         0         *        55,170(17)     *
      Leslie Lenkowsky............       225         *             0         *
      Barry S. Sternlicht.........         0         *    10,223,750(18)   5.2%
      Vin Weber...................     2,250         *             0         *
      All current Directors and
       executive officers as a
       group(14)..................   317,600(9)    1.2%   11,906,559(19)   6.4%

--------
  *Less than 1%.

 (1) All shares of ESI Common Stock and all Paired Shares are owned directly except as hereinafter otherwise indicated. Pursuant to regulations of the Securities and Exchange Commission, shares (a) receivable by Directors and executive officers upon exercise of employee stock options exercisable within 60 days after February 25, 1998 or (b) allocated to the accounts of certain Directors and executive officers under The ITT 401k Retirement Savings Plan at February 25, 1998 are deemed to be beneficially owned by such Directors and executive officers.
 (2) This number includes 22,500 shares owned directly and 105,000 shares subject to presently exercisable options.
 (3) This number includes 5,625 shares owned directly and 36,250 shares subject to presently exercisable options.
 (4) This number includes 600 shares owned directly and 21,250 shares subject to presently exercisable options.
 (5) This number includes 1,575 shares owned directly and 36,250 shares subject to presently exercisable options.
 (6) This number includes 4,200 shares owned directly and 36,250 shares subject to presently exercisable options.
 (7) This number includes 30,000 shares owned directly and 10,000 shares owned by Mr. Araskog's spouse.
 (8) This number includes 1,425 shares owned directly and 450 shares owned by Mr. Dean's spouse.
 (9) This number includes 235,000 shares subject to presently exercisable options.
(10) This number includes 7,812 shares owned directly and 11,909 shares owned under The ITT 401k Retirement Savings Plan.
(11) This number includes 273 shares owned directly and 10,398 shares owned under The ITT 401k Retirement Savings Plan.
(12) This number includes 2,602 shares owned under The ITT 401k Retirement Savings Plan.
(13) This number includes 1,606 shares owned under The ITT 401k Retirement Savings Plan.
(14) This number includes 435 shares owned directly and 5,203 shares owned under The ITT 401k Retirement Savings Plan.
(15) This number includes: 705,254 shares owned directly; 732,924 shares subject to presently exercisable options; 31,290 shares owned under The ITT 401k Retirement Savings Plan; and 114,888 shares owned by Mr. Araskog's spouse.
(16) This number includes 1,891 shares owned under Old ITT's 401(k) savings plan.
(17) This number includes partnership units in SLC Operating Limited Partnership, a Delaware limited partnership ("SLC"), and partnership units in SLT Realty Limited Partnership, a Delaware limited partnership ("SLT"), which are exchangeable for an aggregate of 55,170 Paired Shares. This number does not include Paired Shares or partnership units in SLC or SLT which are held in the portfolios of entities in which Mr. Kleeman may be deemed to have an unallocated partnership or membership interest.
(18) This number includes: 467,069 Paired Shares that may be deemed to be beneficially owned by Mr. Sternlicht, either directly or through entities controlled by him; 1,763,167 Paired Shares subject to presently exercisable options; Class A and Class B Exchangeable Preference Shares of Starwood Trust that may be deemed to be beneficially owned by Mr. Sternlicht, either directly or through entities controlled by him, that are exchangeable for an aggregate of 4,014,809 Paired Shares; and partnership units in SLC and SLT that may be deemed to be beneficially owned by Mr. Sternlicht, either directly or through entities controlled by him, that are exchangeable for an aggregate of 3,978,705 Paired Shares. Mr. Sternlicht has disclaimed beneficial ownership of all such Paired Shares except to the extent of his actual pecuniary interest therein.
(19) This number includes 2,496,091 shares subject to presently exercisable options; 63,008 shares owned under The ITT 401k Retirement Savings Plan; Class A and Class B Exchangeable Preference Shares of Starwood Trust that are exchangeable for an aggregate of 4,014,809 Paired Shares; partnership units in SLC and SLT that are exchangeable for an aggregate of 4,033,875 Paired Shares; and 1,891 shares owned under Old ITT's 401(k) savings plan.

PRINCIPAL SHAREHOLDER

  ITT beneficially owns 83.3% of the outstanding shares of ESI Common Stock. Starwood, Inc. beneficially owns 100% of the outstanding shares of ITT common stock. Consequently, ITT and Starwood, Inc. have significant influence over the policies and affairs of ESI and are in a position to determine the outcome of corporate actions requiring shareholder approval, including the election of Directors, the adoption of amendments to ESI's Restated Certificate of Incorporation and the approval of mergers and sales of ESI's assets.

CHANGE IN CONTROL

  On February 23, 1998, Starwood Trust and Starwood, Inc. (collectively "Starwood Hotels") completed the acquisition of ITT in accordance with the Amended and Restated Agreement and Plan of Merger dated as of November 12, 1997 (the "Merger Agreement") among Starwood, Inc., Chess Acquisition Corp., a Nevada corporation and a subsidiary of Starwood, Inc. ("Chess"), Starwood Trust and ITT. Pursuant to the terms of the Merger Agreement, Chess was merged with and into ITT (the "Merger") and ITT became a subsidiary of Starwood, Inc.

  Under the terms of the Merger Agreement, each outstanding share of common stock, no par value, of ITT ("ITT Common Stock"), together with the associated right to purchase shares of Series A Participating Cumulative Preferred Stock of ITT (the "Rights" and, together with the ITT Common Stock, "ITT Shares"), other than those that were converted into cash pursuant to a cash election by the holder (and other than ITT Shares owned directly or indirectly by ITT or Starwood Hotels, which shares were cancelled), was converted into 1.543 Paired Shares of Starwood Hotels, each Paired Share consisting of one share of common stock, par value $.01 per share, of Starwood, Inc. and one share of beneficial interest, par value $.01 per share, of Starwood Trust. Pursuant to cash election procedures, 35,195,664 ITT Shares, representing approximately 30% of the outstanding ITT Shares, were converted into $85 in cash per share. In addition, each ITT Share was converted into additional cash consideration in the amount of $.37493151, which amount represents the interest that would have accrued (without compounding) on $85 at an annual rate of 7% during the period from and including January 31, 1998 to but excluding the date of the closing (February 23, 1998). The aggregate value of the acquisition of ITT in cash, Paired Shares and assumed debt was approximately $14.6 billion.

  Starwood Hotels borrowed the cash portion of the consideration under a $3.1 billion credit facility co-administered by Bankers Trust Company and The Chase Manhattan Bank and co-syndicated by Lehman Commercial Paper Inc. and Bank of Montreal and a $2.5 billion senior secured increasing rate note facility arranged by Lehman Commercial Paper Inc., co-syndicated by BT Alex. Brown Incorporated and Chase Securities, Inc. and for which NationsBank, N.A. serves as documentation agent.

  As a result of the Merger, Starwood, Inc. also acquired control of ESI. ITT holds 22,500,000 shares, or 83.3%, of the outstanding ESI Common Stock, and 4,499,952 shares, or 16.7%, of the outstanding ESI Common Stock are owned by the general public. At the time the Merger was consummated, four of the ten members of the Board of Directors of ESI (Bette B. Anderson, Robert A. Bowman, Richard S. Ward and Margita E. White, all of whom were directors and/or executive officers of ITT prior to the Merger) resigned effective February 23, 1998. On February 25, 1998, the remaining members of the Board of Directors of ESI elected four individuals recommended by Starwood, Inc. (Tony Coelho, Robin Josephs, Merrick R. Kleeman and Barry S. Sternlicht) to fill the vacancies caused by such resignations and to serve as Directors for terms expiring at the 2000, 1999, 2000 and 1998 Annual Meeting of Shareholders, respectively, and until such Director's successor is duly elected and qualified. Starwood, Inc. has previously announced that it is exploring a range of disposition strategies for the Company. To that end, on February 13, 1998, ESI filed with the Securities and Exchange Commission a registration statement on Form S-3 (the "Registration Statement") for an underwritten public offering of 11,000,000 shares of ESI Common Stock held by ITT (the "Offering"). The Registration Statement also covers an additional 1,650,000 shares of Common Stock held by ITT to cover over-allotments, if any.

  The ownership and operation of educational institutions in the United States are subject to extensive federal and state laws and regulations. In this regard, ESI must obtain certain approvals under the applicable laws, regulations and standards of the U.S. Department of Education ("DOE"), the two accrediting commissions that accredit ESI's ITT Technical Institutes (the "Accrediting Commissions") and the state education authorities that regulate ESI's ITT Technical Institutes (the "SEAs"). The DOE, the Accrediting Commissions and most of the SEAs have laws, regulations and/or standards (collectively "Regulations") pertaining to changes in ownership and/or control (collectively "change in control") of educational institutions, but these Regulations do not uniformly define what constitutes a change in control. The DOE, the Accrediting Commissions and most of the SEAs considered the Merger to constitute a change in control of ESI and the ITT Technical Institutes under their respective Regulations. As a result, effective upon the Merger, each ITT Technical Institute campus group (defined as the main campus and its additional locations or branch campuses) immediately became ineligible to participate in all of the federal student financial aid programs under Title IV ("Title IV Programs") of the Higher Education Act of 1965, as amended. ESI obtained all required approvals of the Merger and, effective March 20, 1998, the DOE reinstated each ITT Technical Institute campus group's participation in Title IV Programs.

  The Offering will constitute a change in control under the Regulations of certain SEAs, but not under the Regulations of the DOE or of either Accrediting Commission. Thus, certain ITT Technical Institutes will be subject to review by their applicable SEAs to reaffirm their authorization. A significant delay in obtaining or the failure to obtain SEA authorization of any ITT Technical Institute could have a material adverse effect on ESI's financial condition or results of operations. ESI does not believe it will experience any material delay or difficulty in obtaining SEA authorization for any affected institute. ESI will obtain all prior approvals of the Offering from the SEAs required before the Offering occurs.

  A change in control under the federal securities laws and/or under the Regulations of the DOE, the Accrediting Commissions and most of the SEAs could also occur as a result of certain future transactions involving the ITT Technical Institutes, ESI or a principal shareholder, including but not limited to ITT's disposition of a significant portion of the shares of ESI Common Stock that it retains after the Offering, certain corporate reorganizations and certain changes in the boards of directors of such corporations.

  Under agreements with ESI, since ESI's initial public offering in December 1994 ("Initial Public Offering"), ITT has provided certain administrative, financial, treasury, accounting, tax and other services to ESI and has made available certain of its employee benefit plans to ESI's employees. In addition, ITT and ESI are also parties to a number of intercompany agreements covering matters such as corporate governance, tax sharing arrangements, the use of the "ITT" name and registration rights. See "Certain Transactions."

  If ITT or Starwood, Inc. were to seek to reacquire the shares of ESI held by the public, it would likely have the power to do so over the objection of other shareholders, subject to any applicable provisions of Delaware law requiring such a transaction to be "fair" to minority shareholders.

                             CERTAIN TRANSACTIONS

RELATIONSHIP WITH PRINCIPAL SHAREHOLDER

  ITT holds 83.3% of the outstanding shares of ESI Common Stock. In addition, prior to the Merger on February 23, 1998, three directors of ESI (Rand V. Araskog, Robert A. Bowman and Richard S. Ward) served as executive officers of ITT and three other directors of ESI (Bette B. Anderson, Vin Weber and Margita
E. White) served on ITT's board of directors. Mr. Araskog and Mr. Bowman also served on ITT's board of directors. Mrs. Anderson, Mr. Bowman, Mr. Ward and Mrs. White resigned from the ESI Board of Directors, effective February 23, 1998. On February 25, 1998, the remaining members of the Board of Directors of ESI elected four individuals recommended by Starwood, Inc. (Tony Coelho, Robin Josephs, Merrick R. Kleeman and Barry S. Sternlicht) to fill the vacancies caused by such resignations and to serve as Directors for terms expiring at the 2000, 1999, 2000 and 1998 Annual Meeting of Shareholders, respectively, and until such Director's successor is duly elected and qualified. Mr. Sternlicht serves as chairman and a director of Starwood, Inc. and as chairman, chief executive officer and a trustee of Starwood Trust. Mr. Sternlicht is also the general manager of

Starwood Capital, which, together with its affiliates and Mr. Sternlicht, beneficially owns approximately 5.3% of the outstanding Paired Shares. Mr. Kleeman is also a managing director of Starwood Capital. Mr. Coelho and Ms. Josephs are not affiliated with ITT, Starwood, Inc., Starwood Trust or Starwood Capital.

SERVICES

  Set forth below are descriptions of certain services provided by ITT to ESI prior to the Offering. As described below and in "--Agreements With Selling Shareholder," there have been changes in such arrangements in connection with the Merger and the Offering.

  TREASURY AND FINANCING SERVICES. Until February 5, 1998, ITT provided ESI with centralized treasury and financing services. As part of these functions, surplus cash receipts of ESI were remitted to ITT, and ITT advanced cash, as necessary, to ESI. For 1997, the net amount of cash transferred from ESI to ITT, exclusive of payments for the services described below, was $24,293,000 and aggregate payments for the services described below were $20,472,000. ITT paid interest to ESI on the average net cash balances of ESI held by ITT. The interest rate for the 12-month period ended December 31, 1997 was 6.3%. For 1997, ESI received net interest income from ITT in the amount of $5,682,000. Since February 5, 1998, ESI manages and invests its own cash. Depending upon current interest rates on short-term investments, ESI may not be able to obtain the same yields on its cash balances that were being paid by ITT. Accordingly, interest income, net may decrease in 1998.

  GENERAL AND ADMINISTRATIVE SERVICES. Under agreements in place since the Initial Public Offering, ITT periodically provides advice and assistance to ESI with regard to certain risk management, accounting, tax and other management services. The fee for such services (the "contract service charge") is 0.25% of ESI's annual revenues. For 1997, the contract service charge was $654,000. ESI ceased utilizing substantially all of these services at the time of the Merger.

  PENSION PLAN. ESI participates in the Pension Plan, a non-contributory defined benefit pension plan which covers substantially all employees of ESI. ITT determines the aggregate amount of pension expense on a consolidated basis based on actuarial calculations, and such expense is allocated to participating units on the basis of compensation covered by the plan. Prior to December 19, 1995, ESI participated in the Old Pension Plan, which was substantially identical to the terms of the Pension Plan. For 1997, pension expense as a percentage of covered compensation for employees over age 21 who had more than one year of service was 6.84%, which resulted in charges to ESI of $4,458,000. Federal legislation limits the amount of benefits that can be paid and compensation that may be recognized under a tax-qualified retirement plan. ITT has adopted a non-qualified unfunded retirement plan ("Excess Pension Plan") for payment of those benefits at retirement that cannot be paid from the qualified Pension Plan. The practical effect of the Excess Pension Plan is to continue calculation of retirement benefits to all employees on a uniform basis. Benefits for ESI's employees under the Excess Pension Plan will generally be paid directly by ESI. Any "excess" benefit accrued to any such employee will be immediately payable in the form of a single discounted lump sum payment upon the occurrence of a change in corporate control (as defined in the Excess Pension Plan). The approval by ITT's shareholders of the Merger constituted a change in corporate control as defined in the Excess Pension Plan, which resulted in a distribution of all of the accrued benefits under the Excess Pension Plan to the participants. After the Offering, ESI will implement its own pension and excess pension plans.

  RETIREMENT SAVINGS PLAN. ESI participates in The ITT 401k Retirement Savings Plan (the "Savings Plan"), a defined contribution pension plan which covers substantially all employees of ESI. Employees can contribute (subject to certain Internal Revenue Service limitations) amounts ranging from 2% to 16% of base pay. ESI contributes 1% of the employee's covered pay and matches the employee's contributions at the rate of 50% up to a maximum of 5% of covered pay, amounting to a maximum matching contribution of 2.5% of the employee's covered pay. ESI's non-matching and matching contributions were, prior to the Merger, in the form of common shares of ITT and are, since the Merger, in the form of Paired Shares. Federal legislation limits the annual contributions which an employee may make to the Savings Plan, a tax-qualified retirement plan. Accordingly,

ITT adopted, and ESI participated in, prior to the Merger, an ITT Excess Savings Plan (the "Excess Savings Plan"), a non-qualified retirement plan, which enables employees who are precluded by these limitations from contributing 5% of their salary to the tax-qualified plan to make up the shortfall through salary deferrals and, thereby, receive the 1% non-matching company contribution and the 2.5% matching company contribution otherwise allowable under the tax-qualified plan. Salary deferrals, company contributions and imputed earnings are entered into a book reserve account maintained by ITT for each participant. The costs of ESI's non-matching and matching contributions are charged by ITT to ESI. For 1997, the costs of providing this benefit (including an allocation of the administrative costs of the plan) were $2,104,000. ESI has adopted its own 401(k) and excess savings plans that will become effective on the closing of the Offering.

  GROUP MEDICAL AND LIFE BENEFITS. During 1997, ESI's employees were provided certain medical benefits and life insurance through ITT. In 1998, ESI began providing all of its own medical and life insurance benefits to its employees, but ESI continues to utilize ITT's services in the administration of ESI's indemnity medical plan. ESI is responsible for all claims incurred under its indemnity plan, subject to stop loss coverage for individual medical claims greater than $50,000, for which ESI pays an allocated share of all claims in excess of $50,000 for all ITT subsidiaries in the United States. ESI also pays its share of the administrative and stop loss pooling expenses incurred by ITT with respect to these services. For 1997, payments by ESI to ITT for medical and life insurance claims totaled $1,783,000.

  WORKER'S COMPENSATION AND GENERAL LIABILITY. ESI is self-insured with respect to worker's compensation and general liability. ESI participates in the ITT claims program which provides stop loss protection for claims greater than $100,000. Amounts equal to actual claims applicable to ESI under $100,000 plus an allocation of the estimated total ITT claims in excess of $100,000 are paid to ITT. For 1997, payments by ESI for worker's compensation and general liability claims were $1,074,000. After the Offering, ESI will service its own claims and obtain similar stop loss protection.

  FEDERAL INCOME TAXES. Prior to the Offering, ESI has been included in the consolidated U.S. federal income tax return of ITT. Under an agreement with ITT, income taxes are allocated among affiliates of ITT based upon the amounts they would pay or receive if they filed a separate income tax return. For 1997, ESI's allocated federal income taxes were $10,399,000. After the Offering, ESI will no longer be included in the consolidated return of ITT.

AGREEMENTS WITH SELLING SHAREHOLDER

  Set forth below are descriptions of certain agreements currently in effect between ESI and ITT.

  REGISTRATION RIGHTS AGREEMENT. A Registration Rights Agreement (the "Registration Rights Agreement"), among other things, provides that, upon request of ITT, ESI will register under the Securities Act of 1933 any of the shares of ESI Common Stock held by ITT for sale in accordance with ITT's intended method of disposition thereof, and will take such other action necessary to permit the sale thereof in other jurisdictions. ITT has the right to request three such registrations. ESI will pay all registration expenses (other than underwriting discounts and commissions and lTT's legal expenses) in connection with such registrations. ITT also has the right, which it may exercise at any time and from time to time in the future, to include the shares of ESI Common Stock held by it in other registrations of common equity securities of ESI initiated by ESI on its own behalf or on behalf of its shareholders. ITT will pay its pro rata share of all incremental costs and expenses in connection with each registration by ESI or its shareholders. The rights of ITT under the Registration Rights Agreement are transferable by ITT. The Registration Rights Agreement terminates five years after the date on which ITT ceases to own at least 50% of the outstanding voting stock of ESI. ESI did not incur any cost or expense under the Registration Rights Agreement in 1997; however, ESI will be paying the costs of the Offering in 1998 pursuant to the Registration Rights Agreement.

  TRADE NAME AND SERVICE MARK LICENSE AGREEMENT. Pursuant to a Trade Name and Service Mark License Agreement (the "License Agreement"), ITT has granted to ESI, for so long as ITT continues to beneficially own at least 50% of the outstanding shares of ESI Common Stock and for a period of five years thereafter (which period may be extended for an additional five years if requested by ESI and agreed to by ITT), a non-exclusive non-assignable license to use the trade name "ITT" and certain service marks specifically identified in the License Agreement. The License Agreement further provides that all advertising, promotion and use of the ITT trade name and service marks by ESI shall be consistent with ITT guidelines and standards, as well as subject to ITT approval in certain circumstances. In 1997, ESI did not pay any amounts to ITT under the License Agreement. The License Agreement, however, would require ESI to pay to ITT after the Offering a fee equal to 0.50% of the Company's annual gross revenues.

  In connection with the Offering, ESI contemplates entering into several new agreements with ITT and/or its affiliates. These agreements are expected to include a new registration rights agreement, trade name and service mark license agreement, tax sharing agreement, stockholder agreement and employee benefits agreement.

  The new registration rights agreement will govern ITT's rights to require registration of the shares of ESI Common Stock held by ITT or its transferees after the Offering. The new trade name and service mark license agreement will govern ESI's use of the "ITT" name after the Offering and the tax sharing agreement will allocate tax liabilities and filing and other responsibilities between ESI and ITT.

  It is anticipated that the stockholder agreement will cover, among other things, such matters as the size of ESI's Board of Directors, the representation of the ITT Group on ESI's Board and the nominating committee, limitations on ESI's ability to restrict the transferability or voting rights of the ESI Common Stock held by the ITT Group or its transferees and certain indemnification obligations. The employee benefits agreement is expected to provide for the allocation and assignment of the respective rights and obligations of ESI and ITT before and after the Offering with respect to employee benefit and welfare plans for current and former employees of ESI.

DIRECTORS' AND OFFICERS' INSURANCE

  For so long as Starwood, Inc. continues to beneficially own, whether directly or indirectly through a subsidiary, at least 50% of the outstanding shares of ESI Common Stock, Starwood, Inc.'s insurance policies will provide for the indemnification of ESI Directors and officers, as well as for the reimbursement to ESI for amounts paid by ESI above certain limits in indemnifying its Directors and officers, with respect to covered claims that are brought during such time. On February 21, 1998, ESI acquired its own directors' and officers' insurance policies.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  The date by which shareholder proposals must be received by ESI for inclusion in proxy materials relating to the 1999 Annual Meeting of Shareholders is December 24, 1998.

  In order to be considered at the 1999 Annual Meeting of Shareholders, shareholder proposals must comply with the advance notice and eligibility requirements contained in ESI's By-Laws. ESI's By-Laws provide that shareholders are required to give advance notice to ESI of any nomination by a shareholder of candidates for election as Directors and of any business to be brought by a shareholder before a shareholders' meeting. With respect to annual meetings, the By-Laws provide that a shareholder of record entitled to vote at such meeting may nominate one or more persons for election as Director or Directors or may properly bring business before such meeting only if the shareholder gives written notice thereof to the Secretary of ESI not less than 70 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting. In the event the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the shareholder must be delivered or received not earlier than the 90th day prior to such annual meeting and not later than the later of the 70th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

  The advance notice provisions in ESI's By-Laws also provide that in the case of a special meeting of shareholders called for the purpose of electing Directors, to be timely, a shareholder's notice must be delivered or received not earlier than the 90th day prior to such special meeting and not later than the later of the 60th day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting is first made and of nominees to be elected at such meeting.

  The specific requirements of these advance notice and eligibility provisions are set forth in Article II, Section 8 and Article III, Section 2 of ESI's By-Laws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary of ESI at 5975 Castle Creek Parkway, North Drive, P.O. Box 50466, Indianapolis, IN 46250-0466.

                        ITT Educational Services, Inc.
                      5975 Castle Creek Parkway, N. Drive
                                 P.O. Box 50466
                          Indianapolis, IN  46250-0466

Dear Shareholder:

     You are cordially invited to attend the 1998 Annual Meeting of Shareholders of ITT Educational Services, Inc. ("ESI") to be held at 10:30 a.m. on Tuesday, May 12, 1998, at The Carlton, 923 16th & K Streets, NW, Washington, D.C. 20006, for the following purposes:

1. To consider and vote upon one proposal described in the Proxy Statement providing for:

     Proposal One:  Election of three Directors to serve until the 2001 Annual
                    Meeting of Shareholders and until their successors are elected and have qualified.

2. To act upon such other matters that may properly come before the meeting.

   All shareholders of record at the close of business on March 13, 1998 will be entitled to vote at the meeting.

   To be sure that your vote is counted, please complete and sign the proxy/ voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the meeting. The prompt return of your signed proxy will help reduce the expense of additional proxy solicitation.

If you plan to attend the Annual Meeting in person, detach and bring this letter to the meeting as an admission ticket.

                                                  Sincerely  yours,



                                                  /s/ Rene R. Champagne
                                                  Rene R. Champagne
                                                  Chairman, President
                                                     and Chief Executive Officer


                           .Detach Proxy Card Here.

--------------------------------------------------------------------------------

Directors recommend a vote FOR  proposal one.

ONE: Election of Directors  FOR all nominees [ ]  WITHHOLD AUTHORITY to vote [ ]
                            listed below          for all nominees listed below

*EXCEPTIONS [ ]

Director Nominees: Rene R. Champagne, James D. Fowler, Jr. and Barry S. Sternlicht.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions_____________________________________________________________________

                                   In their discretion, the Proxies are
                                   authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

                                         Change of Address and  [ ]
                                         or Comments Mark Here


                                         Note:  Please add your title if you are
                                         signing for a corporation or other
                                         business entity, or as attorney,
                                         administrator, executor, guardian,
                                         trustee or in any other representative
                                         capacity.

                                         Date: ___________________________, 1998

                                         _______________________________________
                                                       Signature

                                         Votes MUST be indicated
                                         (x) in Black or Blue Ink. [ ]

Please mark, sign, date and return
this proxy promptly using the enclosed
envelope.

                           .Detach Proxy Card Here.
--------------------------------------------------------------------------------


                         ITT EDUCATIONAL SERVICES, INC.
                      5975 CASTLE CREEK PARKWAY, N. DRIVE
                                 P.O. BOX 50466
                          INDIANAPOLIS, IN 46250-0466

                                 P  R  O  X  Y

    PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Clark D. Elwood or Edward G. Hartigan or Gene A. Baugh, as proxy, each with power to appoint his or her substitute and hereby authorizes each of them at the annual meeting of shareholders of ITT Educational Services, Inc. ("ESI") to be held at 10:30 a.m. on May 12, 1998 at The Carlton, 923 16th & K Streets, NW, Washington, D.C. 20006, and at any adjournments thereof to vote all shares of ESI common stock which the undersigned could vote if personally present as designated on the reverse side of this proxy and confers discretionary authority upon each such proxy to vote upon any other matter properly brought before the meeting.

Please specify your choices by marking the appropriate boxes on the reverse side of this proxy. The shares represented by this proxy will be voted as designated by you on the reverse side, or if no designation is made will be voted for proposal one. The proxy committee cannot vote your shares unless you sign and return this proxy.

SEE REVERSE SIDE                         ITT EDUCATIONAL SERVICES, INC.
                                         P.O. Box 11170
                                         NEW YORK, NY  10203-0170